Exhibit 10.12

2005 SUPPLEMENTAL RETIREMENT PLAN

OF GENERAL MILLS, INC.

(Amended and Restated Effective June 1, 2018)

(Applicable to Amounts Earned or Vested after December 31, 2004)

Effective as of January 1, 2005, General Mills, Inc. amended and restated the Supplemental Retirement Plan of General Mills, Inc. and renamed this portion of it the “2005 Supplemental Retirement Plan of General Mills, Inc.” for the exclusive benefit of its eligible employees. The Plan is again restated as of June 1, 2018. The provisions of this amended and restated Plan are applicable only to amounts that are not covered by the terms of the Supplemental Retirement Plan of General Mills, Inc. (As Grandfathered Effective January 1, 2005), referred to herein as the “Grandfathered Plan,” because they were not earned and vested by December 31, 2004. Amounts earned and vested by December 31, 2004 are covered exclusively by the terms of the Grandfathered Plan.

This Plan is intended (1) to comply with Code section 409A and official guidance issued thereunder, and (2) to be “a plan which is unfunded and is maintained by an employer primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees” within the meaning of sections 201(2), 301(a)(3) and 401(a)(1) of ERISA. Notwithstanding any other provision of this Plan, this Plan shall be interpreted, operated and administered in a manner consistent with these intentions.

Participants in this Plan who had experienced a Separation from Service on or before June 1, 2018 shall no longer be Participants in this Plan. All benefits for such individuals accrued under this Plan prior to June 1, 2018, as well as all future accrued benefits (if any), shall be earned and credited under the Supplemental Retirement Plan I of General Mills, Inc. (“Supplemental Plan I”).

As a result of the spin off described above, eligible individuals shall be entitled to non-grandfathered benefit payments exclusively from either this Plan or Supplemental Plan I, but in no case from both. If for any reason the intent of the previous sentence is frustrated, benefits under this Plan shall be offset by the value of any person’s benefit payments under Supplemental Plan I.

ARTICLE I

INTRODUCTION

Section 1.1 Name of Plan. The name of the Plan is the “2005 Supplemental Retirement Plan of General Mills, Inc.” It is also referred to as the “Plan.”

Section 1.2 Effective Date. The effective date of the Plan is January 1, 2005. The Plan, except as may otherwise be specifically provided herein, shall not apply to Participants who separated from active service prior to January 1, 2005; such Participants shall be governed exclusively by the Plan document in existence at the time of their separation. Also, this Plan does not apply to the benefits of any Participant where such benefits were earned and vested as of December 31, 2004.

Section 1.3 Base Plan Freeze. The Retirement Income Plan of the General Mills Pension Plan has been frozen as of January 1, 2028. The provisions of this Plan, and particularly Article III, are interpreted consistent with this.

ARTICLE II

DEFINITIONS

Section 2.1 Base Plan shall mean a defined benefit pension plan sponsored by the Company, which is qualified under the provisions of Code Section 401.

Section 2.2 Board shall mean the Board of Directors of General Mills, Inc.

Section 2.3 Change in Control occurs:

(a)	upon the acquisition by an individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “1934 Act”) (a “Person”)) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the 1934 Act) of voting securities of the Company where such acquisition causes such Person to own 20% or more of the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection (a), the following acquisitions shall not be deemed to result in a Change of Control: (i) any acquisition directly from the Company, (ii) any acquisition by the Company, (iii) any acquisition by an employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company or (iv) any acquisition by any corporation pursuant to a transaction that complies with clauses (i), (ii) and (iii) of subsection (c) below; and provided, further, that if any Person’s beneficial ownership of the Outstanding Company Voting Securities reaches or exceeds 20% as a result of a transaction described in clause (i) or (ii) above, and such Person subsequently acquires beneficial ownership of additional voting securities of the Company, such subsequent acquisition shall be treated as an acquisition that causes such Person to own 20% or more of the Outstanding Company Voting Securities; or

(b)	if individuals who, as of a given date, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to such date whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

(c)

upon the approval by the shareholders of the Company of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company (“Business Combination”) or, if consummation of such Business Combination is subject, at the time of such approval by shareholders, to the consent of any government or governmental agency, the obtaining of such consent (either explicitly or implicitly by consummation); excluding, however, such a Business Combination pursuant to which (i) all or substantially all of the individuals and entities who were the beneficial owners of the Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 60% of, respectively, the then outstanding shares of common stock and the combined voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation that as a result of such transaction owns the Company or all or substantially all of the

Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the Outstanding Company Voting Securities, (ii) no person (excluding any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 20% or more of, respectively, the then outstanding shares of common stock or the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination and (iii) at least a majority of the members of the board of directors or the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

(d)	upon approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

Section 2.4 Code shall mean the Internal Revenue Code of 1986, as it may be amended from time to time.

Section 2.5 Company shall mean General Mills, Inc. and any of its subsidiaries or affiliated business entities as shall be authorized to participate in the Plan by the Board, or its delegate.

Section 2.6 Compensation Committee shall mean the Compensation Committee of the Board.

Section 2.7 Deferred Cash Award shall mean the cash amount deferred by an individual under any formal plan of deferred compensation sponsored by the Company. A Deferred Cash Award shall not include:

(a)	any base salary which was deferred during calendar year 1986;

(b)	any interest or investment increment applied to the amount of the cash award which is deferred; or

(c)	Any cash amount deferred by any person under any individual contract or arrangement with the Company or any of its subsidiaries or affiliated business entities.

Section 2.8 ERISA shall mean the Employee Retirement Income Security Act of 1974, as it may be amended from time to time.

Section 2.9 Grandfathered Plan shall mean the Supplemental Retirement Plan of General Mills, Inc. (As Grandfathered Effective January 1, 2005) under which benefits were earned and vested as of December 31, 2004 (within the meaning of Code section 409A and official guidance thereunder).

Section 2.9A “Involuntary Termination” shall mean a Participant’s Separation from Service on account of an involuntary termination of employment with the Company, other than for misconduct, which occurs solely due to the Company’s independent exercise of its unilateral authority to terminate the Participant’s employment and not due to the Participant’s voluntary termination of employment. In addition, to qualify as an Involuntary Termination under this Plan, the Participant must execute such release agreement otherwise provided by the Company.

Section 2.10 Key Employee shall mean an employee treated as a “specified employee” as of his Separation from Service under Code section 409A(a)(2)(B)(i) of the Company if the Company’s stock is publicly traded on an established securities market or otherwise (i.e., a key employee (as defined in Code section 416(i) without regard to paragraph (5) thereof)). Key Employees shall be determined in accordance with Code section 409A using a December 31 identification date. A listing of Key Employees as of an identification date shall be effective for the 12-month period beginning on the April 1 following the identification date.

Section 2.11 Minor Amendment Committee shall mean the Minor Amendment Committee appointed by the Compensation Committee, and shall include said Committee’s delegates.

Section 2.12 “Maximum Benefit” shall mean the maximum annual benefit payable in dollars permitted to be either accrued or paid to a participant of any Base Plan, as determined under all applicable provisions of the Code and ERISA, specifically taking into account the limitations of Code Sections 401(a)(17) and 415, and any applicable regulations thereunder. It is specifically intended that the Maximum Benefit, as defined herein, shall take into account changes in the dollar limits under Code sections 401(a)(17) and 415, and benefits payable from this Plan and the Base Plan shall be adjusted accordingly. In addition, if a Base Plan limits the accrued benefits of any Participant by restricting the application of future changes in such dollar limits with respect to such Participant, benefits payable under this Plan shall nevertheless be determined on the full amount that would have been permissible absent such restrictions under the Base Plan.

Section 2.12A “Modified Final Average Earnings” shall mean the greater of: (a) the average of the Participant’s Earnable Compensation for the Participant’s final sixty months of employment; or (b) the average of the five highest calendar years of Earnable Compensation received by a Participant prior to the Determination Date, with the result divided by 12. If the Participant has less than sixty months of Earnable Compensation, Modified Final Average Earnings shall mean the average of all Earnable Compensation received by such Participant prior to the Determination Date, stated on a monthly basis. Notwithstanding any other Plan provision, for a Participant who, as of June 30, 2016, was both (1) an active employee (not on a termination leave of absence) paid on U.S. payroll, and (2) an officer on the Company’s records, his or her Modified Final Average Earnings shall not be less than what it was as of June 30, 2016.

Section 2.13 Participant shall mean an individual who is a participant in the Company’s Executive Incentive Plan or who is eligible to defer compensation under a formal deferred compensation program maintained by the Company, and who is:

(a)	An active participant in one or more Base Plans on and after January 1, 2005 and whose accrued benefits, determined on the basis of the provisions of such Base Plans without regard to the Maximum Benefit, would exceed the Maximum Benefit;

(b)	An individual with a Deferred Cash Award, which, if included as compensation under any Base Plans in which such individual is a participant, would result in a greater accrued benefit under the provisions of such Base Plans; or

(c)	An active participant of the General Mills, Inc. Executive Incentive Plan who is entitled to a vested Pension under a Base Plan and who is involuntarily terminated prior to attainment of age 55, if the sum of such individual’s age and length of company service at the date of termination equals or exceeds 75. Notwithstanding the previous sentence, no individual shall be a Participant by virtue of this subsection if his/her age plus length of Company service did not equal or exceed 75 on or before December 31, 2017.

(d)	For purposes of eligibility for the special benefits described in Section 3.14(b), an individual who is otherwise eligible to defer compensation under the General Mills, Inc. 2005 Deferred Compensation Plan, whether or not he or she has actually deferred any compensation. An eligible individual shall remain a Participant under this Plan until all amounts payable on his or her behalf from this Plan have been paid.

Section 2.14 Separation from Service shall mean a “separation from service” within the meaning of Code section 409A; provided, however, for purposes of this determination, a reasonably anticipated permanent reduction in the level of bona fide services to 21% or less of the average level of bona fide services provided in the immediately preceding 36 months shall be deemed to be a Separation from Service.

Section 2.15 Defined Terms. Capitalized terms which are not defined herein shall have the meaning ascribed to them in the relevant Base Plan.

ARTICLE III

BENEFITS

This Article describes how a Participant’s total benefit under the Plan and the Grandfathered Plan (if applicable) is calculated. Any portion of a Participant’s benefit covered by the Grandfathered Plan will be distributed in accordance with the terms of the Grandfathered Plan and will not be subject to the distribution rules of this Article III. The remaining portion of a Participant’s benefit will be distributed in accordance with the terms of this Article III.

Section 3.1 Effect of Retirement. Upon the Normal, Early, or Late Retirement of a Participant, as provided under a Base Plan, such Participant shall be entitled to a benefit equal to the amount determined in accordance with the provisions of the Base Plan without regard to the limitations of the Maximum Benefit, and further calculated subject to the following adjustments: (1) by using Modified Final Average Earnings in lieu of Final Average Earnings under the Base Plan; (2) including as compensation for purposes of such calculation any Deferred Cash Award (as if actually paid at the time of the award); and then (3) reduced (but not below zero) by the lesser of the Participant’s actual accrued benefit under such Base Plan or the Maximum Benefit.

Section 3.2 Spouse’s Pension. Upon the death of a Participant whose surviving spouse is eligible for a Spouse’s Pension under a Base Plan, such surviving spouse shall be entitled to a benefit under this Plan, determined in accordance with the provisions of the Base Plan without regard to the limitations of the Maximum Benefit, and further calculated subject to the following adjustments: (1) by using Modified Final Average Earnings in lieu of Final Average Earnings under the Base Plan; (2) and including as compensation for purposes of such calculation any Deferred Cash Award (as if actually paid at the time of the award), and then (3) reduced (but not below zero) by the lesser of the actual Spouse’s Pension payable under such Base Plan or the Maximum Benefit.

Section 3.3 Effect of Termination Prior to Retirement Eligibility. If a Participant terminates employment with the Company and is entitled to a Vested Deferred Pension under a Base Plan, such Participant shall be entitled to a benefit equal to the amount determined in accordance with the provisions of the Base Plan without regard to the limitations of the Maximum Benefit, and further calculated subject to the following adjustments: (1) by using Modified Final Average Earnings in lieu of Final Average Earnings under the Base Plan; (2) and including as compensation for purposes of such calculation any Deferred Cash Award (as if actually paid at the time of the award), and then (3) reduced (but not below zero) by the lesser of the Participant’s actual accrued benefit under such Base Plan or the Maximum Benefit.

Section 3.4 Benefits Prior to Separation from Service. Prior to a Participant’s Separation from Service due to Retirement, termination or death, benefits shall accrue under this Plan, based on the Participant’s actual accrued benefit under a Base Plan or Plans, the Maximum Benefit, the foregoing modifications, including

Modified Final Average Earnings (in lieu of Final Average Earnings), and Deferred Cash Awards, if any; provided, however, that in no event shall a Participant’s benefit be reduced below zero due to any adjustments or offsets hereunder. A Participant’s benefit under this Plan may increase or decrease, before or after Retirement or termination, as a result of changes in the formula under any Base Plan, the Maximum Benefit, or changes in the earnings used to calculate benefits under a Base Plan formula.

Any benefit accrued under this Plan as a result of a Participant’s Deferred Cash Award shall be payable only if, and to the extent that on the date of his or her termination of employment, both of the following conditions are satisfied:

(a) The Participant has a vested accrued benefit under the applicable Base Plan; and

(b) A Deferred Cash Award was made during a year which is used in the calculation of Final Average Earnings under this Plan on the date of termination.

Section 3.5 Effect of Involuntary Termination of EIP Participants Prior to Retirement Eligibility. In the event of the involuntary termination of an active Participant of the General Mills, Inc. Executive Incentive Plan, where the sum of such Participant’s age and years of service with the Company equals or exceeds 75 at the date of termination, and who is entitled to a Vested Deferred Pension under a Base Plan, the provisions of this Section shall apply. Subject to the aggregate limits of Section 4.4, such Participant shall be entitled to receive benefits determined under this Section, in addition to any benefit provided under Section 3.3. Such additional benefits shall be in the form of a retirement supplement, calculated as the difference between an Early Retirement Pension under the provisions of such Base Plan and a Vested Deferred Pension under such Base Plan. For purposes of clarification, no additional age or service credit is granted hereunder, and benefits may not commence prior to the time allowed under Section 3.8. Notwithstanding the other provisions hereof, this Section shall not apply to anyone whose age plus length of Company service did no equal or exceed 75 on or before December 31, 2017.

Section 3.6 Effect of Change in Control. Upon a Change in Control, all Participants shall be immediately vested in their Plan benefits, regardless of their vested status under any Base Plan. In the event of the termination of the General Mills Pension Plan within five years after a Change in Control each Participant of said plan whose benefits would then exceed the Maximum Benefit as a result of the changes required under Section 11.4 of said plan shall be entitled to receive such excess benefits under this Plan.

Section 3.7 Form of Payment. Any benefit amount payable under the Plan to a married Participant shall be adjusted and paid in the form of a joint and 100% to survivor annuity. Any benefit amount payable under the Plan to an unmarried Participant shall be paid in the form of a single life annuity. Notwithstanding the above, all Participants may request to have such benefit amounts adjusted (if applicable) and paid as a joint and 100% to survivor annuity, joint and 50% to survivor annuity or as a single life annuity. Any request for an alternate form of benefit may be made at any time before payment commences under Section 3.8.

A benefit payable to a surviving spouse under Section 3.2 shall be paid in the form of a single life annuity.

Notwithstanding the above, if the present value of a Participant’s benefit amount under this Plan is $10,000 or less at the time such benefit amount is scheduled to commence, the entire benefit amount shall be distributed in an immediate lump sum payment. For purposes of this Section 3.7, the present value of benefits is calculated using the applicable interest rate under Code section 417(e) as of the October immediately preceding the calendar year in which a distribution is to be made and the applicable mortality table under Code section 417(e) in effect as of said date.

Any joint and survivor annuity shall be the actuarial equivalent of a single life annuity based on the following factors, determined using the ages of the Participant and spouse on the effective date of the payment:

Interest Rate:	7.5% per year

Mortality Table:	Basic Table – 94 GAR per Revenue Ruling 2001-62; unisex Adjustment – 50%male, or such other table as is provided under Code section 417(e).

Section 3.8 Time of Payment. Plan benefits shall be paid or commence within 90 days following the later to occur of (a) the Participant attaining age 55, or (b) the Participant’s Separation from Service.

For purposes of payment commencement to a surviving spouse under Section 3.2, the first annuity payment shall be made within 90 days following the later to occur of (a) the date the Participant would have attained age 55, and (b) the date of the Participant’s death.

Notwithstanding the above, in the event that a Participant is a Key Employee and payments are to commence based on his Separation from Service, the distributions to such Participant shall commence no earlier than six months following the date of his Separation from Service (or, if earlier, the date of the Participant’s death). Amounts payable to the Participant during such period of delay shall be accumulated and paid on the first day of the seventh month following the Participant’s Separation from Service (or, if earlier, the first day of the month after the Participant’s death). Interest shall accrue on such amounts during the period of delay at an annual rate equal to the Prime Rate plus one-percent (1%). For purposes of this Section 3.8, “Prime Rate” means the prime rate listed in the Wall Street Journal banking survey for the business day coincident with or next following the date of the Participant’s benefit commencement date.

Section 3.9 Effect of Increases in the Maximum Benefit. In the event the dollar amount of the Maximum Benefit increases as a result of federal legislation, the benefits of any Participant payable under the Plan, whether or not in pay status, shall be recalculated to take into account the higher Maximum Benefit payable from the applicable Base Plan. If payments have already commenced under the provisions of the applicable Base Plan and the Plan, benefit amounts under both Plans shall be adjusted to reflect the higher Maximum Benefit, by increasing the amount paid under the Base Plan and decreasing the amount paid under the Plan, as soon as administratively possible after such a change. Notwithstanding the above, if a Base Plan is terminated, no adjustments shall be made to benefits payable under the Plan with respect to changes in the Maximum Benefit after the date of termination of the Base Plan.

Section 3.10 Effect of Early Taxation. If the Participant’s benefits under the Plan are includible in income pursuant to Code section 409A, such benefits shall be distributed immediately to the Participant.

Section 3.11 Permitted Delays. Notwithstanding the foregoing, any payment to a Participant under the Plan shall be delayed upon the Minor Amendment Committee’s reasonable anticipation of one or more of the following events:

(a)	The Company’s deduction with respect to such payment would be eliminated by application of Code section 162(m); or

(b)	The making of the payment would violate Federal securities laws or other applicable law;

provided, that any payment delayed pursuant to this Section 3.11 shall be paid in accordance with Code section 409A.

Section 3.12 Special Transition Rule During 2005. Any Participant who Separated from Service during 2005 shall have his or her benefit that is otherwise payable from this Plan paid in a lump sum as soon as administratively feasible after said Separation from Service. These distributions shall be made in accordance with the relevant provisions of IRS Notice 2005-1. After 2005, the provisions of this Article III shall apply as otherwise applicable.

Section 3.13 Special Eligibility and Vesting Rule. Notwithstanding any other provision of this Article III, for purposes of this Plan if a Participant is entitled to the special vesting acceleration provided under Sections 4.4 (of Plan A) or 4.7 (of Plan B) of the Separation Pay and Benefits Program for Officers of General Mills, Inc., he or she will be treated as being fully vested and eligible for a Normal, Early or Late Retirement under the relevant Base Plan. The determination of whether a retirement is a Normal, Early or Late Retirement shall be made without regard to any service requirements under the Base Plan. For purposes of clarity, Participants entitled to a benefit solely as a result of this Section 3.13 shall have the entire amount of their benefit, including the portion which is below the Maximum Benefit, paid under this Plan.

Section 3.14 Special Limited Time Benefit Enhancement.

(a)	In the event that a Participant’s employment is terminated due to an Involuntary Termination at any time between June 1, 2012 and May 31, 2013 and, on the date of such Involuntary Termination, the Participant has attained age 53 (but not age 55) and completed at least 10 years of Eligibility Service, the Participant’s benefit under this Plan shall be determined as if the Participant continued to work until and terminated employment upon attainment of age 55. For this purpose, the Participant will be credited with additional years of Benefit Service recognizing the period between the date of Involuntary Termination and the date the Participant would attain age 55. All benefits under this Section 3.14(a) will be calculated as though the Participant had attained age 55. In addition, the Participant’s Earnable Compensation shall be determined as of the date of Involuntary Termination without any further adjustment. In all events, the timing of payment of benefits under this Plan shall be governed solely by Section 3.8 and no payment shall be made prior to the time a Participant actually attains age 55.

(b)	In the event that the employment of a Participant is terminated due to an Involuntary Termination between November 1, 2014 and May 22, 2015 and, on the date of such Involuntary Termination, the Participant has attained age 53 (but not age 55) and completed at least 10 years of Eligibility Service, each Participant’s benefit under this Plan shall be determined as if the Participant continued to work until and terminated employment upon attainment of age 55. For this purpose, the Participant will be credited with additional years of Benefit Service recognizing the period between the date of Involuntary Termination and the date the Participant would attain age 55. All benefits under this Section 3.14(b) will be calculated as though the Participant had attained age 55. In addition, the Participant’s Earnable Compensation shall be determined as of the date of Involuntary Termination without any further adjustment. In all events, the timing of payment of benefits under this Plan shall be governed solely by Section 3.8 and no payment shall be made prior to the time a Participant actually attains age 55.

Section 3.15 Effect of Plan Amendment/Protection of Benefit Levels. Notwithstanding any amendment to this Article III with respect to benefit calculations, in no event will the amount of a Participant’s benefit under this Plan be less than the amount of any benefit to which the Participant otherwise may be entitled as of the date immediately preceding the effective date of any such amendment.

ARTICLE IV

PLAN ADMINISTRATION

Section 4.1 Administration. The Plan shall be administered by the Company’s Vice, President, Compensation & Benefits, who has the authority to delegate said responsibilities hereunder (“Administrator”). The Company’sVice President, Compensation & Benefits, and authorized delegates, shall have the discretionary authority to interpret and construe the terms of the Plan; determine the eligibility to participate in the Plan, the nature and amount of benefits, the rights of Participants in the Plan; and decide any disputes that may arise under the Plan. Any such interpretation and/or determination shall be final and binding on all parties.

Section 4.2 Delegated Duties. The Company’s Vice President, Compensation & Benefits, shall have the authority to delegate the duties and responsibilities of administering the Plan, maintaining records, issuing such rules and regulations as it deems appropriate, and making the payments hereunder to such employees or agents of the Company as he/she deems proper. All authority vested in the Company’s Vice President, Compensation & Benefits shall also be vested in said delegates.

Section 4.3 Amendment and Termination. The Minor Amendment Committee may amend, modify or terminate the Plan at any time; provided, however, that no such amendment, modification or termination shall adversely affect any accrued benefit under the Plan to which a Participant, or the Participant’s Beneficiary, is entitled under Article III prior to the date of such amendment or termination, and in which such Participant, or the Participant’s Beneficiary, would have been vested if such benefit had been provided under the applicable Base Plan. Notwithstanding the above, no amendment, modification, or termination which would affect benefits accrued under this Plan prior to such amendment, modification or termination may occur after a Change in Control without the written consent of a majority of the Participants determined as of the day before such Change in Control.

Upon termination of the Plan, distribution of Plan benefits shall be made to Participants and Beneficiaries in the same manner and at the time described in Article III, unless the Company determines in its sole discretion that all such amounts be distributed upon termination in accordance with the requirements under Code section 409A. Upon termination of the Plan, no further benefit accruals shall occur.

Section 4.4 Payments. General Mills, Inc. will pay all benefits arising under this Plan and all costs, charges and expenses relating thereto. The benefits payable under this Plan to each Participant shall not be greater than what would have been paid in the aggregate under the Base Plan (i) in the absence of federal limitations on benefit amounts, (ii) if amounts deferred had been paid to the Participant when earned, and (iii) with respect to Section 3.5, the Participant had actually been eligible for Early Retirement under the Base Plan.

Section 4.5 Claims for Benefits.

(a) Filing a Claim. A Participant or his/her authorized representative may file a claim for benefits under the Plan. Any claim must be in writing and submitted to the Administrator at such address as may be specified from time to time. The Administrator may delegate his/her responsibilities and discretionary authority to make initial claim determinations under the Plan. Claimants will be notified in writing of approved claims. A claim is considered approved only if its approval is communicated in writing to a claimant.

(b) Denial of Claim. In the case of the denial of a claim respecting benefits paid or payable with respect to a Participant, a written notice will be furnished to the claimant within 90 days of the date on which the claim is received by the Administrator. If special circumstances (such as a hearing) require a longer period, the claimant will be notified in writing, prior to the expiration of the 90-day period, of the reasons for an extension of time; provided, however, that no extensions will be permitted beyond 90 days after the expiration of the initial 90-day period.

(c) Reasons for Denial. A denial or partial denial of a claim will be dated and signed by the Administrator or his/her delegate and will clearly set forth:

(i)	the specific reason or reasons for the denial;

(ii)	specific reference to pertinent Plan provisions on which the denial is based;

(iii)	a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary; and

(iv)	an explanation of the procedure for review of the denied or partially denied claim set forth below, including the claimant’s right to bring a civil action under ERISA section 502(a) following an adverse benefit determination on review.

(d) Review of Denial. Upon denial of a claim, in whole or in part, a claimant or his duly authorized representative will have the right to submit a written request to the Minor Amendment Committee for a full and fair review of the denied claim by filing a written notice of appeal with the Minor Amendment Committee within 60 days of the receipt by the claimant of written notice of the denial of the claim. A claimant or the claimant’s authorized representative will have, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claimant’s claim for benefits and may submit issues and comments in writing. The review will take into account all comments, documents, records, and other information submitted by the claimant relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

If the claimant fails to file a request for review within 60 days of the denial notification, the claim will be deemed abandoned and the claimant precluded from reasserting it. If the claimant does file a request for review, his request must include a description of the issues and evidence he deems relevant. Failure to raise issues or present evidence on review will preclude those issues or evidence from being presented in any subsequent proceeding or judicial review of the claim.

(e) Decision Upon Review. The Minor Amendment Committee will provide a prompt written decision on review. If the claim is denied on review, the decision shall set forth:

(i)	the specific reason or reasons for the adverse determination;

(ii)	specific reference to pertinent Plan provisions on which the adverse determination is based;

(iii)	a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claimant’s claim for benefits; and

(iv)	a statement describing any voluntary appeal procedures offered by the Plan and the claimant’s right to obtain the information about such procedures, as well as a statement of the claimant’s right to bring an action under ERISA section 502(a).

A decision will be rendered no more than 60 days after the Minor Amendment Committee’s receipt of the request for review, except that such period may be extended for an additional 60 days if the Minor

Amendment Committee determines that special circumstances (such as for a hearing) require such extension. If an extension of time is required, written notice of the extension will be furnished to the claimant before the end of the initial 60-day period.

(f) Finality of Determinations; Exhaustion of Remedies. To the extent permitted by law, decisions reached under the claims procedures set forth in this Section shall be final and binding on all parties. No legal action for benefits under the Plan shall be brought unless and until the claimant has exhausted his/her remedies under this Section. In any such legal action, the claimant may only present evidence and theories which the claimant presented during the claims procedure. Any claims which the claimant does not in good faith pursue through the review stage of the procedure shall be treated as having been irrevocably waived. Judicial review of a claimant’s denied claim shall be limited to a determination of whether the denial was an abuse of discretion based on the evidence and theories the claimant presented during the claims procedure.

(g) Limitations Period. Any suit or legal action initiated by a claimant under the Plan must be brought by the claimant no later than twelve (12) months following a final decision on the claim for benefits by the Minor Amendment Committee (or twelve (12) months following the date the claim is abandoned, if earlier). The twelve-month limitation on suits for benefits will apply in any forum where a claimant initiates such suit or legal action.

Section 4.6 Non-Assignability of Benefits. Neither any benefit payable hereunder nor the right to receive any future benefit payable under the Plan may be anticipated, alienated, sold, transferred, assigned, pledged, encumbered, or subjected to any charge or legal process, and if any attempt is made to do so, or a person eligible for any benefits becomes bankrupt, the interest under the Plan of the person affected may be terminated by the Compensation Committee which, in its sole discretion, may cause the same to be held or applied for the benefit of one or more of the dependents of such person or make any other disposition of such benefits that it deems appropriate.

Section 4.7 Applicable Law. All questions pertaining to the construction, validity and effect of the Plan shall be determined in accordance with the laws of the United States and the laws of the State applicable to the Base Plan covering the Participant.

Section 4.8 Supplemental Benefits Trust. The Company has established a Supplemental Benefits Trust with Wells Fargo Bank Minneapolis, N.A. as Trustee to hold assets of the Company under certain circumstances as a reserve for the discharge of the Company’s obligations under the Plan and certain other plans of deferred compensation of the Company. In the event of a Change in Control as defined in Section 2.3 hereof, the Company shall be obligated to immediately contribute such amounts to the Trust as may be necessary to fully fund all benefits payable under the Plan. Any Participant of the Plan shall have the right to demand and secure specific performance of this provision. The Company may fund the Trust in the event of the occurrence of a potential Change in Control as determined by the Finance Committee of the Board. All assets held in the Trust remain subject only to the claims of the Company’s general creditors whose claims against the Company are not satisfied because of the Company’s bankruptcy or insolvency (as those terms are defined in the Trust Agreement). No Participant has any preferred claim on, or beneficial ownership interest in, any assets of the Trust before the assets are paid to the Participant and all rights created under the Trust, as under the Plan, are unsecured contractual claims of the Participant against General Mills, Inc.